Exhibit 99.1

Company Contact:

Investor Contact:

Agency Contact:

Maureen Hart

Stephen Bassett

Heather Smith

Axcelis Technologies, Inc.

Axcelis Technologies, Inc.

Loomis Group

Tel: +1 (978) 787 4266

Tel: +1 (978) 787 4000

Tel: +1 (617) 638 0022

Fax: +1 (978) 787 4275

Fax: +1 (978) 787 9133

Fax: +1 (617) 638 0033

Maureen.hart@axcelis.com	investor.relations@axcelis.com	smithh@loomisgroup.com

AXCELIS ANNOUNCES REFINANCING OF LONG-TERM DEBT

BEVERLY, Mass. —May 3, 2006 –  Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced it has issued $75 million of 4.25% Convertible Senior Subordinated Notes due January 2009 in a private placement to an institutional investor, and concurrently retired $50.8 million of existing 4.25% Convertible Subordinated Notes due January 2007. The Company intends to use the net proceeds of the transaction of approximately $24.2 million for working capital and general corporate purposes.

The new notes are unsecured senior subordinated indebtedness of Axcelis that carry a coupon rate of 4.25%, payable semiannually, and are convertible into Axcelis common stock at $20 per share, subject to adjustment in certain circumstances. When the notes become payable in January 2009, or are converted, they bear a premium intended to give the holder an 8% yield to maturity. Axcelis may redeem the notes at any time at a redemption price equal to the principal amount of the notes to be redeemed plus a premium as provided for in the indenture. The notes prohibit Axcelis from incurring any new debt senior to the notes, except as provided for in the indenture. Axcelis has agreed to file a registration statement for the resale of the notes and the shares of its common stock issuable upon conversion of the notes.

Stephen Bassett, executive vice president and chief financial officer, commented, “We are very pleased to complete this transaction. After evaluating various alternatives, we found this to be the most cost-effective option for our shareholders. The refinancing is intended to assure that we will have sufficient liquidity to repay the remaining debt when it comes due in January 2007 and to continue to support ongoing operations.”

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. The securities were offered and sold only to a qualified institutional buyer in reliance on Section 4(2) of the Securities Act of 1933. The securities offered and sold have not been registered under the Securities Act or any state securities laws. Unless so registered, the notes and any common stock issued on conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from registration requirements of the Securities Act of 1933 and applicable state securities laws.

Safe Harbor Statement

This document contains forward-looking statements under the SEC safe harbor provisions. These statements, which include those relating to the Company’s liquidity in January 2007, are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties, many of which are outside the control of the Company, including the timing of orders and shipments, the conversion of orders to revenue in any particular quarter, or at all, our ability to implement successfully our profit plans, the continuing demand for semiconductor equipment, relative market growth, continuity of business relationships with and purchases by major customers, competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and global economic, political and financial conditions. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

About Axcelis Technologies, Inc.

Axcelis Technologies, Inc., headquartered in Beverly, Massachusetts, provides innovative, high-productivity solutions for the semiconductor industry. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation, rapid thermal processing, and cleaning and curing systems. Axcelis Technologies has key product development centers in Beverly, Massachusetts, as well as in Toyo, Japan through its joint venture, SEN Corporation, an SHI and Axcelis Company. The company’s Internet address is: www.axcelis.com.